Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors
mdaniel@bassettfurniture.com

Peter D. Morrison
Vice President of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Fourth Quarter Results

(Bassett, Va.) – January 21, 2021 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fourth quarter ended November 28, 2020.

Fiscal 2020 Fourth Quarter Highlights

(Dollars in millions)

	Sales				Operating Income (Loss)
	4th Qtr		Dollar	%	4th Qtr	% of	4th Qtr	% of
	2020	2019	Change	Change	2020	Sales	2019	Sales
Consolidated (1)	$118.4	$113.6	$4.7	4.2%	$10.0	8.5%	$(5.6)	-5.0%

Wholesale	$67.5	$62.5	$5.0	8.2%	$5.9	8.8%	$1.1	1.7%

Retail	$64.8	$70.0	$(5.2)	-7.4%	$2.5	3.9%	$(0.6)	-0.8%

Logistical Services	$20.7	$19.3	$1.4	7.3%	$1.2	5.9%	$0.3	1.5%

(1) Our consolidated results include certain intercompany eliminations.  See the “Segment Information” table below for an illustration of the effects of these intercompany eliminations on our consolidated sales and operating income.

Net income for the fourth quarter of 2020 was $6.5 million or $0.65 per diluted share as compared to a loss of $5.1 million or $0.51 per diluted share for the prior year quarter, and operating income for the fourth quarter of 2020 was $10.0 million as compared to a loss of $5.6 million for the fourth quarter of 2019. Excluding certain charges related to asset impairments and other items in 2019, adjusted operating income was $10.0 million and $1.6 million for the fourth quarters of 2020 and 2019, respectively. Adjusted net income and diluted earnings per share was $6.5 million and $0.65 for the quarter ended November 28, 2020 and $0.7 million and $0.07 for the quarter ended November 30, 2019. See Table 6 of this press release for reconciliations of adjusted operating income, adjusted net income and adjusted diluted earnings per share to operating income, net income and diluted earnings per share and for more information about these non-GAAP financial measures.

“The robust sales that we have generated since the late spring began to positively roll through our income statement in the September-November quarter,” observed Rob Spilman, Chairman and CEO. “Consolidated revenue grew by 4.2% and operating profit of $10.0 million represented a significant increase to last year’s performance. Still, we continue to face a number of unprecedented externally induced challenges that make operating the business unusually difficult and currently prevent us from fully realizing the financial benefits that are embedded in our huge backlog of orders. Fourth quarter domestic manufacturing production increased by 19% compared to the third quarter primarily due to across the board extended work schedules in our plants. The increased production was more than offset, however, by a 26% acceleration in wholesale orders for the period as compared to the prior year period, leaving us with a $54.9 million backlog; 47% greater than the amount of unfulfilled wholesale orders at the end of our third quarter.”

“We began to chip away at the backlog to start fiscal 2021 in the month of December,” continued Spilman. “Unfortunately, the lingering effects of the pandemic are not helping us. Our associates across all of our operating divisions – manufacturing, retail, and logistics, are facing greater occurrences of COVID exposure or outright contraction of the virus themselves. Our suppliers of raw materials are experiencing similar situations in their daily operations, exacerbating the long lead times that they are already quoting. On our domestic manufacturing front, this dynamic is particularly problematic in our upholstery operations where service from our decorative fabrics suppliers is causing daily disruption to our production schedule. Moving to our import programs, the worldwide shipping container shortage and our inability to reliably procure space on inbound vessels is pushing the receipt of badly needed sold merchandise out further than we have ever seen. Furthermore, the limited supply of shipping containers has created a bidding war for vessel space, making our established container rates contractual in name only. As a result, we believe that the backlog will gradually decrease over the course of 2021 to a more manageable level as we do not believe the current pace of business is sustainable. Finally, inflation has reared its head over the past 60 days to a pace reminiscent of the 1970s, both on the imported and domestic front. Our price increase instituted in mid-December is only a partial remedy to the fluid dynamics that characterize the pricing marketplace today and we are currently discussing further steps as a result.”

“Despite the unsettled business environment, we performed very well in the fourth quarter,” furthered Spilman. “All sales channels and all product categories grew revenue in the period. Particularly strong sales growth came from our Bench Made casegoods assortment, our Club Level motion line, and the Lane Venture division. Corporate retail was profitable in spite of delivered sales once again lagging behind written orders. Our fleet of 34 licensed retail stores turned in a very strong performance. And our traditional account base outside of the retail network, led by our 100 Bassett Design Centers, generated impressive 69% written sales growth in the period. Both of our upholstery and wood operations ran full schedules throughout the quarter, and the resulting efficiencies produced wholesale operating profit of $5.9 million, over five times greater than last year. We navigated the ups and downs of 2020 by instituting a number of structural changes to our business model that will serve us well in the future. Foremost was the adjustment to our overall cost structure, led by a 23% reduction in companywide headcount. Most of the reductions came from our corporate retail segment as we architected a new standard to manage the store network and the accompanying support functions. Our digitally centric marketing strategy drove a 51% increase in quarterly web traffic and an 86% gain in web sales. By disdaining traditional television and adopting a leaner operating paradigm, corporate retail drove SG&A expense down by over 600 bps and turned a profit despite a 7.4% drop in delivered sales. Corporate savings were even higher as reduced business travel, brand marketing, and general expense management combined for a 990 bps reduction in SG&A.”

“The pressure on our balance sheet in March/April 2020 gave way to a startling recovery fueled by the strong business that we saw in the second half of the year,” concluded Spilman. “Strong operating cash flow over the last six months of $42.4 million allowed us to reinstate our November dividend to the pre-COVID level of $0.125 per share plus pay a special $0.25 dividend in late December. Year-end cash and equivalents of $63.5 million is over $40 million more than we had at the low point of the 2020 cash crunch. Looking ahead, we plan to invest in technology and our domestic manufacturing and logistics platforms in 2021 while maintaining a strong balance sheet and returning capital to shareholders when appropriate. The leaner, smarter approach to our business that was borne in the early days of the pandemic are lessons learned in 2020 that will not soon be forgotten.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 97 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the fourth fiscal quarter of 2020, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions (including, without limitation, the effects on revenue, supply and demand resulting from the duration and extent of the COVID-19 pandemic) and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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Table 1

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations - unaudited

(In thousands, except for per share data)

	Quarter Ended				Year Ended
	November 28, 2020		November 30, 2019		November 28, 2020		November 30, 2019
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$105,389		$102,315		$337,672		$403,865
Logistics	12,994		11,322		48,191		48,222
Total sales revenue	118,383	100.0%	113,637	100.0%	385,863	100.0%	452,087	100.0%

Cost of furniture and accessories sold	50,427	42.6%	45,291	39.9%	163,567	42.4%	179,244	39.6%

Selling, general and administrative expenses excluding new store pre-opening costs	57,907	48.9%	66,785	58.8%	223,314	57.9%	264,280	58.5%
New store pre-opening costs	-	0.0%	-	0.0%	-	0.0%	1,117	0.2%
Asset impairment charges	-	0.0%	4,431	3.9%	12,184	3.2%	4,431	1.0%
Goodwill impairment charge	-	0.0%	1,926	1.7%	1,971	0.5%	1,926	0.4%
Litigation expense	-	0.0%	700	0.6%	1,050	0.3%	700	0.2%
Lease exit costs	-	0.0%	149	0.1%	-	0.0%	149	0.0%
Early retirement program	-	0.0%	-	0.0%	-	0.0%	835	0.2%
Income (loss) from operations	10,049	8.5%	(5,645)	-5.0%	(16,223)	-4.2%	(595)	-0.1%

Other income (loss), net	(133)	-0.1%	(579)	-0.5%	(563)	-0.1%	(1,145)	-0.3%
Income (loss) before income taxes	9,916	8.4%	(6,224)	-5.5%	(16,786)	-4.4%	(1,740)	-0.4%

Income tax provision (benefit)	3,373	2.8%	(1,086)	-1.0%	(6,365)	-1.6%	188	0.0%
Net income (loss)	$6,543	5.5%	$(5,138)	-4.5%	$(10,421)	-2.7%	$(1,928)	-0.4%

Basic earnings (loss) per share	$0.65		$(0.51)		$(1.05)		$(0.19)

Diluted earnings (loss) per share	$0.65		$(0.51)		$(1.05)		$(0.19)

Table 2

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	November 28, 2020	November 30, 2019
Assets
Current assets
Cash and cash equivalents	$45,799	$19,687
Short-term investments	17,715	17,436
Accounts receivable, net	22,340	21,378
Inventories, net	54,886	66,302
Recoverable income taxes	9,666	329
Other current assets	10,272	11,654
Total current assets	160,678	136,786

Property and equipment, net	90,917	101,724

Other long-term assets
Deferred income taxes, net	4,587	5,744
Goodwill and other intangible assets	23,827	26,176
Right of use assets under operating leases	116,903	-
Other	5,637	5,336
Total long-term assets	150,954	37,256
Total assets	$402,549	$275,766

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$23,426	$23,677
Accrued compensation and benefits	16,964	11,308
Customer deposits	39,762	25,341
Current portion of operating lease obligations	27,078	-
Other current liabilities and accrued expenses	11,141	11,945
Total current liabilities	118,371	72,271

Long-term liabilities
Post employment benefit obligations	12,089	11,830
Long-term portion of operating lease obligations	111,972	-
Other long-term liabilities	2,087	12,995
Total long-term liabilities	126,148	24,825

Stockholders’ equity
Common stock	49,714	50,581
Retained earnings	109,710	129,130
Additional paid-in-capital	-	195
Accumulated other comprehensive loss	(1,394)	(1,236)
Total stockholders' equity	158,030	178,670
Total liabilities and stockholders’ equity	$402,549	$275,766

Table 3

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - unaudited

(In thousands)

	Year Ended
	November 28, 2020	November 30, 2019
Operating activities:
Net income (loss)	$(10,421)	$(1,928)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	13,480	13,500
Non-cash asset impairment charges	12,184	4,431
Non-cash goodwill impairment charges	1,971	1,926
Non-cash portion of lease exit costs	-	149
Gain on lease modification	(1,313)	-
Net (gain) loss on disposals of property and equipment	(81)	515
Inventory valuation charges	4,922	2,254
Bad debt valuation charges (recoveries)	492	61
Deferred income taxes	2,513	(2,890)
Other, net	(51)	1,497
Changes in operating assets and liabilities
Accounts receivable	(1,454)	(2,616)
Inventories	6,494	(5,196)
Other current and long-term assets	(9,324)	1,017
Right of use assets under operating leases	32,107	-
Customer deposits	14,421	(1,816)
Accounts payable and other liabilities	5,964	(1,095)
Obligations under operating leases	(35,229)	-
Net cash provided by (used in) operating activities	36,675	9,809

Investing activities:
Purchases of property and equipment	(6,029)	(17,375)
Proceeds from sale of property and equipment	2,345	1,643
Purchase of investments	(295)	-
Proceeds from maturity of short-term investments	16	5,207
Other	216	(648)
Net cash used in investing activities	(3,747)	(11,173)

Financing activities:
Cash dividends	(4,544)	(5,133)
Proceeds from the exercise of stock options	-	25
Other issuance of common stock	285	328
Repurchases of common stock	(2,208)	(7,345)
Taxes paid related to net share settlement of equity awards	(228)	-
Repayments of finance lease obligations	(121)	-
Repayments of notes payable	-	(292)
Net cash used in financing activities	(6,816)	(12,417)
Change in cash and cash equivalents	26,112	(13,781)
Cash and cash equivalents - beginning of period	19,687	33,468
Cash and cash equivalents - end of period	$45,799	$19,687

Table 4

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - unaudited

(In thousands)

	Quarter Ended		Year Ended
	November 28, 2020	November 30, 2019	November 28, 2020	November 30, 2019
Net Sales
Wholesale	$67,487	$62,503	$221,075	$261,105
Retail - Company-owned stores	64,783	69,957	211,944	268,693
Logistical services	20,736	19,331	75,158	80,074
Inter-company eliminations:
Furniture and accessories	(26,881)	(30,144)	(95,347)	(125,933)
Logistical services	(7,742)	(8,010)	(26,967)	(31,852)
Consolidated	$118,383	$113,637	$385,863	$452,087

Operating Income (Loss)
Wholesale	$5,932	$1,057	$4,587	$11,456
Retail	2,507	(579)	(9,497)	(7,009)
Logistical services	1,230	281	1,245	1,855
Inter-company elimination	380	802	2,647	1,144
Asset impairment charges	-	(4,431)	(12,184)	(4,431)
Goodwill impairment charge	-	(1,926)	(1,971)	(1,926)
Litigation expense	-	(700)	(1,050)	(700)
Early retirement program	-	-	-	(835)
Lease exit costs	-	(149)	-	(149)
Consolidated	$10,049	$(5,645)	$(16,223)	$(595)

Table 5

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Rollforward of BHF Store Count

	November 30,				November 28,
	2019	Opened*	Closed*	Transfers	2020

Company-owned stores	70	-	(7)	-	63
Licensee-owned stores	33	1	-	-	34

Total	103	1	(7)	-	97

* Does not include openings and closures due to relocation of existing stores within a market.

Table 6

Reconciliation of US GAAP to Adjusted Financial Measures

(In thousands, except for per share data)

Financial measures in accordance with U.S. GAAP including operating income (loss), net income (loss), and diluted earnings per share have been adjusted below. Bassett uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to Bassett’s historical performance.

	Operating income (loss)		Net income (loss)
	4th QTR 2020	4th QTR 2019	4th QTR 2020	4th QTR 2019

As reported	$10,049	$(5,645)	$6,543	$(5,138)
Adjustments:
Asset impairment charges	-	4,431	-	3,301
Goodwill impairment charge	-	1,926	-	1,926
Litigation expense	-	700	-	522
Lease termination charge	-	149	-	111

As adjusted	$10,049	$1,561	$6,543	$722

Adjusted diluted earnings per share			$0.65	$0.07